FIRST AMENDMENT
                 TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

     THIS FIRST AMENDMENT TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT (the "Amendment") is made and entered into as of March 1, 1998 by and among CLEARWATER INVESTMENT TRUST ("Client"), a Massachusetts business trust, and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company ("IFTC").

                                   WITNESSETH:

     WHEREAS, Client and IFTC are parties to that certain Custody and Investment Accounting Agreement dated as of September 29, 1997 (the "Agreement"); and

     WHEREAS, Client and IFTC desire to amend and supplement the Agreement upon the following terms and conditions.

     NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and IFTC hereby agree that the Agreement is amended and supplemented as follows:

1. The Security Procedures Selection Form attached to the Agreement shall be replaced in its entirety by the Security Procedures Selection Form dated March 1, 1998 attached hereto and incorporated herein by this reference.

2. General Provisions. This Amendment is made in the State of Missouri, and will at all times and in all respects be construed, interpreted, and governed by the laws of the State of Missouri, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

                                   INVESTORS FIDUCIARY TRUST COMPANY

                                   By:/s/Stephen R. Hilliard
                                   Stephen R. Hilliard, Executive Vice President


                                   CLEARWATER INVESTMENT TRUST

                                   By:/s/Philip W. Pascoe
                                   Philip W. Pascoe, Chairman

SECURITY PROCEDURES SELECTION FORM                                 March 1, 1998
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Please select one or more of the funds transfer  security  procedures  indicated
below.

|_|  SWIFT
     SWIFT (Society for Worldwide Interbank Financial Telecommunication) is a cooperative society owned and operated by member financial institutions that provides telecommunication services for its membership. Participation is limited to securities brokers and dealers, clearing and depository institutions, recognized exchanges for securities, and investment management institutions. SWIFT provides a number of security features through encryption and authentication to protect against unauthorized access, loss or wrong delivery of messages, transmission errors, loss of confidentiality and fraudulent changes to messages. Selection of this security procedure would be most appropriate for existing SWIFT members.

|_|  REMOTE BATCH TRANSMISSION
     Wire transfer instructions are delivered via Computer-to-Computer (CPU-CPU) data communications between the Client and/or its agent and IFTC and/or its agent. Security procedures include encryption and/or the use of a test key by those individuals authorized as Automated Batch Verifiers or a callback procedure to those individuals. Clients selecting this option should have an existing facility for completing CPU-CPU transmissions. This delivery mechanism is typically used for high-volume business such as shareholder redemptions and dividend payments.

X    TELEPHONE CONFIRMATION (CALL BACK)
     This procedure requires Clients to designate individuals as authorized initiators and authorized verifiers. IFTC will verify that the instruction contains the signature of an authorized person and prior to execution of the payment order, will contact someone other than the originator at the Client's location to authenticate the instruction. Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures.

|_|  TEST KEY
     Test Key  confirmation  will be used to  verify  all  non-repetitive  funds transfer instructions received via facsimile or phone. IFTC will provide test keys if this option is chosen. IFTC will verify that the instruction contains the signature of an authorized person and prior to execution of the payment order, will authenticate the test key provided with the corresponding test key at IFTC. Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures.

X    REPETITIVE WIRES
     For situations where funds are transferred periodically from an existing authorized account to the same payee (destination bank and account number) and only the date and currency amount are variable, a repetitive wire may be implemented. Repetitive wires will be subject to a $10 million limit. If the payment order exceeds the $10 million limit, the instruction will be confirmed by telephone or test key prior to execution. Repetitive wire instructions must be reconfirmed annually. Clients may establish Repetitive Wires by following the agreed upon security procedures as described by Telephone Confirmation (Call Back) or Test Key. This alternative is recommended whenever funds are frequently transferred between the same two accounts.

|_|  STANDING INSTRUCTIONS
     Funds are transferred by IFTC to a counter party on the Client's established list of authorized counter parties. Only the date and the dollar amount are variable. Clients may establish Standby Instructions by following the agreed upon security procedures as described by Telephone Confirmation (Call Back) or Test Key. This option is used for transactions that include but are not limited to Foreign Exchange Contracts, Time Deposits and Tri-Party Repurchase Agreements.

|_|  AUTOMATED CLEARING HOUSE (ACH)
     IFTC or its agent receives an automated transmission from a Client for the initiation of payment (credit) or collection (debit) transactions through the ACH network. The transactions contained on each transmission or tape must be authenticated by the Client. The transmission is sent from the Client's or its agent's system to IFTC's or its agent's system with encryption.



     The individual signing below must be authorized to sign contract on behalf of each of the clients named in Schedule A attached. The execution of payment orders under the selected Security Procedures is governed by IFTC's Funds Transfer Operating Guidelines, which are incorporated by reference.


                            KEY CONTACT INFORMATION

Whom shall we contact to implement your selection(s)?

CLIENT OPERATIONS CONTACT              ALTERNATE CONTACT

Jay Narverud                           Rick Holm
----------------------------------     -----------------------------------
Name                                   Name

332 Minnesota St., Suite 2100          332 Minnesota St., Suite 2100
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Address

St. Paul, MN 55101-1394                St. Paul, MN 55101-1394
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City/State/Zip Code                    City/State/Zip Code

612-215-4428                           612-215-4414
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Telephone Number                       Telephone Number

612-227-0776
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Facsimile Number


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SWIFT Number